Exhibit 99.1

First Citizens Banc Corp Announces Fourth Quarter and Full Year 2014 Earnings

Sandusky, Ohio, January 23, 2015 – First Citizens Banc Corp (NASDAQ:FCZA) PRNewswire (“First Citizens”) reported net income attributable to common shares of $2.3 million, or $0.21 per share, diluted, for the fourth quarter of 2014, an increase of 117.7% compared with $1.0 million, or $0.09 per share, diluted, for the prior year period. For the year ended December 31, 2014, First Citizens reported net income available to common shareholders of $7.7 million or $0.85 per share, diluted, an increase of 52.5% compared to $5.0 million, or $0.64 per share, diluted, in the same period of 2013.

“The 2014 year was a busy and successful one for First Citizens. We repaid our preferred stock from the U.S. Treasury’s Capital Purchase Program, closed four branches, announced the agreement for the acquisition of TCNB Financial in Dayton, reduced non-performing assets 26.4% and, during the same period, increased our loans by 6.2%. We also added person to person payments, mobile deposit and several mortgage banking products. Our shareholders enjoyed a total return of 61.1% on our stock during 2014.” said James O. Miller, Chairman, President and CEO of First Citizens.

Results of Operations:

Net interest income for the fourth quarter of 2014 increased $461 thousand, or 4.5%, from the prior year’s fourth quarter and increased $1.9 million, or 4.7% for the year ended December 31, 2014, when compared to the same period of 2013. Interest income increased $180 thousand, or 1.6%, for the fourth quarter and $1.1 million, or 2.4%, for the year ended December 31, 2014. The increase in interest income was due primarily to an increase in average loans outstanding of $63.4 million, or 7.6% and $55.3 million, or 6.7% for the three- and twelve-month periods, respectively. The increase in average loans was partially offset by decreased loan yield of 21 basis points and 16 basis points for the respective three- and twelve-month periods during 2013. Interest expense decreased $281 thousand or 24.4% and $803 thousand, or 16.4% for the three and twelve months ended December 31, 2014. Net interest margin for the twelve months of 2014 and the twelve months of 2013 was 3.79%. Mr. Miller continued, “We are pleased that we have enjoyed loan growth and a stable margin in spite of this interest rate environment. This was accomplished without jeopardizing our lending standards and our desire to encourage variable rate or limited fixed rate financing. Our asset duration continues to be less than two years.”

For the year ended 2014, the provision for loan losses increased $400 thousand, or 36.4%, compared to the same period last year. Net charge-offs totaled $3.8 million for year 2014 compared to $4.3 million for the same period in 2013.

Noninterest income decreased $81 thousand, or 2.8%, compared to the prior year’s fourth quarter but increased $1.8 million, or 15.0%, when 2014 is compared to the twelve months of 2013. The increase in the twelve-month period was primarily due to an increase fee income related to income tax refund processing. Tax refund processing fees were up $1.9 million, or 440.5% for the twelve months of 2014 compared to the same period a year ago, due to increased volume of returns processed. Wealth management revenue increased $70 thousand, or 10.5%, for the three-month period ended December 31 compared to the same period in 2013 and increased $503 thousand, or 19.1%, for the twelve-month period ended December 31 compared to the same period in 2013. The increase in wealth management revenue is due to both an increase in asset valuations as well as an increase in accounts. These factors were offset by a $ 46.3 million decrease in assets related to First Citizens’ resignation as trustee for out-of-area accounts inherited from a previous acquisition. The out-of-area accounts were lower yielding accounts and the lost revenue was more than offset by increased revenue related to other assets under management. At $463.6 million, assets under management decreased by less than 1.0% from the end of 2013, however, in-market assets increased $41.8 million or 9.9% from the end of 2013.

Noninterest expense decreased $1.6 million, or 13.3%, when compared to the prior year’s fourth quarter and $1.8 million, or 4.2%, when compared to the twelve months of 2013. For the quarter and twelve-month period, the decrease in noninterest expense was primarily attributable to a $2.6 million decrease in pension expense for the fourth quarter and a decrease of $3.7 million for the twelve-month period. The decrease for the quarter and for the year was due to a nonrecurring $2.3 million pension settlement entry in 2013, as well as to the effects of freezing the pension as of April 30, 2014. While the plan still exists, no new participants will be added and no additional benefits will accrue going forward. Marketing expense increased $201 thousand and $525 for the three- and twelve-month periods, respectively, due to re-branding expenses related to a planned change in the name of the bank subsidiary.

“For the year 2014 we were able to increase net interest income, increase noninterest income and keep our noninterest expenses stable.” said James O. Miller, Chairman, President and CEO of First Citizens. “This supports our belief that we can continue to grow the company without significant overhead increases.”

Balance Sheet

Total assets increased $47.1 million, or 4.0%, from December 31, 2013 to December 31, 2014 due primarily to an increase in loans of $53.6 million or 6.2%, during that period.

Mr. Miller continued, “Loan growth for the 2014 year shows our continued effort to grow relationships with our customers. We recently opened a loan production office on the east side of Cleveland. This office is staffed with experienced commercial lenders with relationships. With this loan production office and the addition of the Dayton, Ohio market, we are optimistic regarding loan growth for 2015.”

Total deposits increased $26.4 million, or 2.8%, from December 31, 2013 to December 31, 2014. Total shareholder’s equity decreased $10.5 million, or 8.2%, from December 31, 2013 to December 31, 2014 as a result of the $23.2 million redemption of Series A Preferred Stock, partially offset by retained earnings of $6.5 million and changes to Accumulated Other Comprehensive Income of $6.2 million.

Asset Quality

Nonperforming assets decreased $6.8 million, or 26.4%, from December 31, 2013 to December 31, 2014 due to the continuing workout of nonperforming loans with delinquent customers. Total nonaccrual loans decreased $6.9 million, or 33.7%, from December 31, 2013 to December 31, 2014. Mr. Miller continued, “We continue to focus on reducing our non-performing assets. During the recession we made the decision to work with our customers which has kept our non-performing assets higher. Many of these relationships have now been resolved or are in the process of being resolved.”

First Citizens Banc Corp is a $1.2 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, The Citizens Banking Company, operates 25 locations in Central and North Central Ohio.

First Citizens Banc Corp may be accessed at www.fcza.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “FCZA”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “FCZAP”.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of First Citizens. For these statements, First Citizens claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about First Citizens, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in First Citizens’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of First Citizens’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. First Citizens does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

For additional information, contact:

James O. Miller

Chairman, President and CEO

First Citizens Banc Corp

888-645-4121

First Citizens Banc Corp

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income

	Twelve Months Ended
	December 31,
	(unaudited)
	2014	2013

Interest income	$45,970	$44,881
Interest expense	4,104	4,907

Net interest income	41,866	39,974
Provision for loan losses	1,500	1,100

Net interest income after provision	40,366	38,874
Noninterest income	13,874	12,062
Noninterest expense	41,550	43,384

Income before taxes	12,690	7,552
Income tax expense	3,162	1,373

Net income	9,528	6,179
Preferred stock dividends	1,873	1,159

Net income available to common shareholders	$7,655	$5,020

Dividends per common share	$0.19	$0.15

Earnings per common share,
basic	$0.99	$0.65
diluted	$0.85	$0.64

Average shares outstanding,
basic	7,707,917	7,707,917
diluted	10,904,848	7,821,780

Selected financial ratios:
Return on average assets	0.77%	0.53%
Return on average equity	8.34%	5.97%
Dividend payout ratio	15.37%	18.71%
Net interest margin (tax equivalent)	3.79%	3.79%

Selected Balance Sheet Items

	December 31, 2014	December 31, 2013
	(unaudited )
Cash and due from financial institutions	$29,858	$34,186
Investment securities	197,905	199,613
Loans held for sale	2,410	438
Loans	914,857	861,241
Less allowance for loan losses	14,268	16,528

Net loans	900,589	844,713
Other securities	12,586	15,424
Fixed assets	14,400	16,313
Goodwill and other intangibles	23,745	24,483
Bank owned life insurance	19,637	19,145
Other assets	13,479	13,231

Total assets	1,214,609	1,167,546

Total deposits	968,918	942,475
Federal Home Loan Bank advances	65,200	37,726
Securities sold under agreements to repurchase	21,613	20,053
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	11,540	9,489
Total shareholders’ equity	117,911	128,376

Total liabilities and shareholders’ equity	1,214,609	1,167,546

Shares outstanding at period end	7,707,917	7,707,917

Book value per share	$12.30	$10.65
Tangible book value per share	9.22	7.47
Equity to asset ratio	9.71%	11.00%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.56%	1.92%
Non-performing assets to total assets	1.57%	2.22%
Allowance for loan losses to non-performing loans	77.18%	64.33%

Non-performing asset analysis
Nonaccrual loans	$13,558	$20,458
Troubled debt restructurings	4,928	5,234
Other real estate owned	560	173

Total	$19,046	$25,865

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
End of Period Balances	2014	2014	2014	2014	2013
Assets
Cash and due from banks	$29,858	$24,128	$50,650	$120,388	$34,186
Securities available for sale	197,905	200,891	197,680	203,997	199,613
Loans held for sale	2,410	1,399	2,168	545	438
Loans	914,857	887,018	867,978	857,368	861,241
Allowance for loan losses	(14,268)	(15,445)	(15,395)	(16,767)	(16,528)

Net Loans	900,589	871,573	852,583	840,601	844,713
Other securities	12,586	12,554	12,548	12,414	15,424
Fixed assets	14,400	14,471	14,858	15,797	16,313
Goodwill and other intangibles	23,745	23,900	24,090	24,286	24,483
Bank owned life insurance	19,637	19,518	19,400	19,275	19,145
Other assets	13,479	13,565	11,153	13,584	13,231

Total Assets	$1,214,609	$1,181,999	$1,185,130	$1,250,887	$1,167,546

Liabilities
Total Deposits	$968,918	$980,634	$979,136	$1,044,820	$942,475
Federal Home Loan Bank advances	65,200	26,200	37,500	37,717	37,726
Securities sold under agreement to repurchase	21,613	20,128	17,881	17,949	20,053
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	11,540	9,727	7,281	12,363	9,489

Total liabilities	1,096,698	1,066,116	1,071,225	1,142,276	1,039,170

Shareholders’ equity
Preferred shares, Series A	—	—	—	—	23,184
Preferred shares, Series B	23,132	23,132	23,132	23,132	23,132
Common Stock	114,365	114,365	114,365	114,365	114,365
Accumulated deficit	(4,306)	(5,785)	(7,300)	(8,747)	(10,823)
Treasury stock	(17,235)	(17,235)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive income (loss)	1,955	1,406	943	(2,904)	(4,247)

Total shareholders’ equity	117,911	115,883	113,905	108,611	128,376

Total liabilities and shareholders’ equity	$1,214,609	$1,181,999	$1,185,130	$1,250,887	$1,167,546

Average Balances
Assets:
Earning assets	$1,142,384	$1,151,007	$1,171,483	$1,211,151	$1,091,609
Securities	214,123	214,855	216,999	221,135	216,848
Loans	874,432	866,424	857,765	853,642	819,152
Liabilities and shareholders’ equity
Total deposits	$1,026,093	$1,038,996	$1,065,859	$1,123,070	$965,370
Interest-bearing deposits	729,090	729,651	730,367	729,717	731,778
Interest-bearing liabilities	83,058	84,320	87,659	91,092	89,496
Total shareholders’ equity	114,266	113,447	112,967	116,119	103,563

Supplemental Financial Information

(Unaudited—Dollars in thousands except share data)

	Three Months Ended
Income statement	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Total interest income	$11,623	$11,667	$11,365	$11,315	$11,443
Total interest expense	872	983	1,099	1,150	1,153

Net interest income	10,751	10,684	10,266	10,165	10,290
Provision for loan losses	—	—	750	750	—
Noninterest income	2,858	3,012	3,380	4,624	2,939
Noninterest expense	10,482	10,661	9,979	10,428	12,087

Income before taxes	3,127	3,035	2,917	3,611	1,142
Income tax expense	857	729	677	899	99

Net income	2,270	2,306	2,240	2,712	1,043
Preferred stock dividends	406	406	406	655	290

Net income available to common shareholders	$1,864	$1,900	$1,834	$2,057	$753

Common stock dividend paid	$385	$385	$385	$308	$308
Preferred stock dividend paid	$406	$406	$406	$655	$290

Per share data
Basic net income per common share	$0.23	$0.25	$0.24	$0.27	$0.10
Diluted net income per common share	0.21	0.21	0.21	0.22	0.09
Dividends per common share	0.05	0.05	0.05	0.04	0.04
Average common shares outstanding—basic	7,707,917	7,707,917	7,707,917	7,707,917	7,707,917
Average common shares outstanding—diluted	10,904,848	10,904,848	10,904,848	10,904,848	7,821,780

Asset quality
Allowance for loan losses, beginning of period	$15,445	$15,395	$16,767	$16,528	$17,297
Charge-offs	(1,341)	(456)	(2,332)	(652)	(1,084)
Recoveries	164	506	210	141	315
Provision	—	—	750	750	—

Allowance for loan losses, end of period	$14,268	$15,445	$15,395	$16,767	$16,528

Ratios
Allowance to total loans	1.56%	1.74%	1.77%	1.96%	1.92%
Allowance to nonperforming assets	74.91%	73.92%	67.11%	62.14%	63.90%
Allowance to nonperforming loans	77.18%	74.88%	67.95%	62.60%	64.33%

Nonperforming assets
Nonperforming loans	$18,486	$20,628	$22,656	$26,786	$25,692
Other real estate owned	560	266	282	196	173

Total nonperforming assets	$19,046	$20,894	$22,938	$26,982	$25,865

Capital and liquidity
Tier 1 leverage ratio	10.37%	10.28%	9.77%	8.58%	11.64%
Tier 1 risk-based capital ratio	13.52%	13.77%	13.67%	13.39%	15.82%
Total risk-based capital ratio	14.78%	15.03%	14.92%	14.67%	17.08%
Tangible common equity ratio	5.96%	5.95%	5.51%	4.99%	5.04%